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Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
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KRAFT FOODS SEEKS PRELIMINARY INJUNCTION AGAINST STARBUCKS

     NORTHFIELD, Ill. – Dec. 6, 2010 – Kraft Foods Inc. (NYSE: KFT) announced today that it is seeking a preliminary injunction in the U.S. District Court for the Southern District of New York against Starbucks Coffee Company for violating terms of the roast and ground coffee agreement. Starbucks is attempting to unilaterally end the strategic partnership that provides Kraft with the exclusive rights for the sales, marketing and distribution of Starbucks roast and ground coffee in grocery and other retail outlets. Kraft is seeking the injunction to stop Starbucks from proceeding as if the agreement has been terminated, when, in fact, the contract is still in force.

     “Starbucks is proceeding with flagrant indifference to the terms of the contract and customary business practices,” said Marc Firestone, Executive Vice President, Corporate and Legal Affairs and General Counsel. “Instead of executing its rights under the contract to buy back the business, Starbucks has chosen a remarkably aggressive strategy that publicly disparages our achievements, interferes with our customer relations and threatens to harm Kraft.” Kraft Foods has grown the annual revenues of its Starbucks CPG partnership tenfold, from a base of approximately $50 million in 1998 to approximately $500 million today. Year-to-date in 2010, U.S. net revenues for coffee have grown by approximately 8 percent, driven by volume growth and market share gains. As recently as April of this year,

Starbucks praised Kraft’s role in building a “highly profitable” CPG business, citing Kraft’s “world-class” capabilities in manufacturing, research and development, marketing and distribution.

     The contract between Kraft and Starbucks renews automatically for successive 10-year periods and has no expiration date. The only way the contract will not renew is if there is a valid termination. Notably, the companies agreed to a straightforward basis under which Starbucks could take over the business in order to pursue a different arrangement. Under the agreement, there needs to be sufficient time for Kraft to execute an orderly transition and Starbucks must compensate Kraft for the fair market value of the business plus, under most circumstances, a premium of up to 35 percent of that value.

     “The extreme nature of Starbucks actions supports our seeking an injunction,” said Firestone. “Starbucks has essentially ignored our attempts to get them to honor the contract terms and is demonstrating indifference to the potential harm to Kraft. Our logical next step is therefore to go to court to protect the interests of Kraft and its shareholders.” The events leading up to Kraft’s December 6 request for injunctive relief include:

·	As recently as August, Starbucks made an offer to buy Kraft out of the R&G agreement, consistent with its contractual obligation to compensate Kraft for this business. Kraft rejected the offer as inadequate.

·	On October 5, Starbucks suddenly changed course, sending Kraft Foods a letter, alleging breach of contract.

·	On November 4, Kraft sent a detailed response, disputing each of the alleged breaches and contesting Starbucks right to terminate. Disregarding Kraft’s response, that same day, Starbucks publicly announced it was ending its partnership.

·	Consistent with the contract, Kraft requested a meeting with Starbucks as well as substantiation for the alleged breaches. Starbucks refused both requests.

·	On November 29, Kraft initiated arbitration as per the contract.

·	On December 1, Starbucks again made public statements about taking over the business, this time citing an end date of March 1, 2011, and naming a prospective new business partner – all this, despite Kraft’s initiation of arbitration.

     In its zeal to take over the business Kraft has built, Starbucks has simply declared termination as a fait accompli. For example, they have begun to implement a “transition plan” that includes arranging for a new partner and meeting with Kraft’s own customers in anticipation of their March 1 target date. Starbucks conduct violates Kraft’s rights under the agreement and prejudges the outcome of an arbitration in which they will face compelling facts against them.

     “Frankly, after a successful 12-year partnership, it’s difficult to understand Starbucks overt hostility and sudden change of view toward Kraft’s performance,” said Firestone. “Their latest allegation is that Kraft is not assisting in the ‘transition plan’ that they launched on their own. Of course, we would cooperate in a transition, if there were a valid termination. But that’s the point; there hasn’t been. For them to complain about this makes no sense.” The arbitration proceedings that Kraft initiated last week are independent from today’s action and are continuing on a parallel path. Kraft’s injunction papers include the detailed inaccuracies of the allegations of breach.

     Kraft Foods is continuing to conduct business under the terms of its contractual arrangements with Starbucks.

Forward-Looking Statements

     This press release contains a number of forward-looking statements. Words such as "believe," "anticipate" and "will" are intended to identify our forward-looking statements. Examples of forward-looking statements include statements regarding the preliminary injunction, our agreement with Starbucks, the arbitration proceedings and our ongoing conduct under the agreement. These forward-looking statements involve risks and uncertainties, some of which are beyond our control. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the outcome of the arbitration and preliminary injunction request. For additional information on other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Kraft Foods

     Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, the company is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion – Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com) is a member of the Dow Jones Industrial Average, Standard & Poor's 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

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